UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________

SCHEDULE 14A

_____________________________________

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

BEACON ROOFING SUPPLY, INC.
(Name of Registrant as Specified In Its Charter)

_________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Beacon Board of Directors Unanimously Rejects QXO’s Unsolicited Tender Offer

QXO’s Unchanged Offer Price Significantly Undervalues Beacon and Its Prospects for Growth and Value Creation

Beacon Board Recommends Beacon Shareholders NOT Tender Their Shares Into QXO’s Offer

Beacon’s Financial Advisors Issue Formal Inadequacy Opinions

Additional Information Available at www.BeaconBuildsValue.com

HERNDON, Va. — February 6, 2025 — Beacon (Nasdaq: BECN) (the “Company”), the leading publicly-traded specialty wholesale distributor of roofing, waterproofing and related exterior products, today announced that its Board of Directors (the “Board”) issued its formal recommendation to shareholders regarding the unsolicited tender offer (the “Offer”) from QXO, Inc. (NYSE: QXO) to acquire all outstanding shares of Beacon common stock for $124.25 per share in cash.

The Board, after consultation with its independent financial and legal advisors, unanimously determined that the Offer significantly undervalues the Company and its prospects for growth and value creation, and is not in the best interests of Beacon and its shareholders. Beacon notes that QXO’s offer price of $124.25 per share in cash remains unchanged from its November 11, 2024 proposal, which was made public on January 15, 2025. Subsequently, the Board thoroughly re-evaluated the November 11, 2024 proposal and unanimously rejected it. Accordingly, the Board unanimously recommends that shareholders not tender into the Offer.

“QXO has failed to improve its first and only proposal, which the Board determined significantly undervalues the Company and our prospects for growth and value creation,” said Stuart Randle, Beacon’s Chair of the Board. “Beacon offered on multiple occasions to engage with QXO to show a path to increased value, subject to a buyer-friendly non-disclosure agreement (“NDA”) that would have preserved QXO’s ability to take the Offer directly to shareholders and run a proxy contest at our 2025 Annual Meeting. QXO declined on multiple occasions to engage with Beacon under NDA, stating that QXO was not interested in receiving any confidential information about the Company and its business. The Board remains open to considering all opportunities to maximize shareholder value.”

Mr. Randle continued, “Beacon has a remarkable track record of delivering superior results and shareholder value, having generated total shareholder returns under our current management team of more than 200% during the past five years.1 The Board is confident Beacon can deliver significantly more value than QXO’s proposal by building on the successful execution of the Company’s Ambition 2025 plan, and we look forward to sharing more about our future growth plans and 2028 long-term financial targets at our upcoming Investor Day on March 13, 2025. The Board strongly recommends that Beacon shareholders reject QXO’s offer and prevent QXO from opportunistically taking control of the Company at a price that does not capture Beacon’s full intrinsic value.”

Beacon issued its formal recommendation in a Solicitation/Recommendation Statement on Schedule 14D-9 filed today with the U.S. Securities and Exchange Commission (“SEC”). As detailed in the filing, the reasons for the Beacon Board’s recommendation to reject QXO’s offer include:

1.      The Offer ignores Beacon’s track record of executing on its strategic plans and delivering results, is inadequate and does not deliver a compelling valuation to shareholders. The Company has produced outstanding results in recent years, generating total shareholder returns under our current management team of more than 200% during that time.1 The Offer price reflects an inadequate premium to shareholders considering management’s successful track record of execution.

2.      The Board believes that continuing to run Beacon’s standalone plan will deliver substantially greater value for the Company’s shareholders than the Offer. Since the beginning of 2022, through the successful execution of its Ambition 2025 plan, Beacon has delivered above market growth and superior financial and operational results, including 11 straight quarters of record net sales.2 Beacon is uniquely

____________

1        From January 2, 2020 to November 15, 2024.

2        From launch of the Ambition 2025 plan through the third quarter of 2024.

positioned in a large and fragmented market with multiple avenues for growth. The Company benefits from favorable long-term macro and market trends that it expects to continue through 2025 and beyond. Beacon will provide 2028 long-term financial targets as well as an update on its future growth plans, including margin improvement and capital allocation priorities, at its upcoming Investor Day on March 13, 2025.

3.      The Company offered to constructively engage with QXO, while QXO has publicly made misleading statements that call into question QXO’s credibility. Contrary to QXO’s false and misleading assertions, Beacon has consistently been open to engagement with QXO and will consider all opportunities to maximize value for its shareholders. The Company repeatedly offered to engage with QXO to offer confidential management projections so that QXO could improve its offer price, subject to a buyer-friendly NDA that would have allowed QXO to take the Offer directly to shareholders and run a proxy contest at the Company’s 2025 Annual Meeting. The letter Beacon sent to QXO on January 14, 2025, which highlighted a continued commitment to engage, is included in full below. However, QXO refused to engage on the Company’s confidential projections and plans, as would be customary in such situations, stating that it was not interested in receiving any confidential information.

4.      The Offer is an opportunistic attempt by QXO to buy the Company at a discount to its intrinsic value for the benefit of QXO and not the Company’s shareholders. While the Company would be an extremely valuable asset for QXO, it should be the Company’s shareholders — and not QXO — who stand to benefit from the Company’s strong financial and operational performance, favorable market position and opportunities for future growth. The Offer represents an opportunistic effort by QXO to acquire a “crown jewel” of the industry with elite M&A and greenfield capabilities, while paying the Company’s shareholders an inadequate price in return.

5.      The quantity and nature of the conditions to the Offer create significant uncertainty and risk. The Offer is subject to a significant number of conditions in favor of QXO, many of which are outside the control of the Company and create uncertainty around the likelihood that QXO will consummate the Offer.

6.      Both J.P. Morgan and Lazard have delivered opinions to the Board to the effect that the consideration proposed to be paid pursuant to the Offer is an inadequate price. On February 5, 2025, J.P. Morgan and Lazard each separately rendered its oral opinion to the Board, subsequently confirmed in writing, to the effect that, as of such date, the consideration proposed to be paid pursuant to the Offer was inadequate from a financial point of view to Beacon’s shareholders (other than QXO and any of its affiliates). Each of the opinions is based on and subject to the various assumptions, qualifications, limitations and other matters described in the respective written opinions, which are included in full in the Company’s Schedule 14D-9 filed today.

As referenced above, on January 14, 2025, Beacon submitted the following letter to QXO, reiterating its openness to engage:

January 14, 2025

lhsan Essaid, Chief Financial Officer

QXO, Inc.

Five American Lane

Greenwich, CT 06831

Dear lhsan:

As you and I discussed, Beacon is still open to engaging with QXO about our view of Beacon’s intrinsic value, with the protection provided by a standard public company non-disclosure agreement (“NDA”). We are open to a conversation that will allow you to value Beacon better, but we cannot presently provide you with a specific price.

We have offered to limit the duration of any standstill in the NDA until mid-March. This proposed limited duration NDA preserves your option to nominate and solicit directors for election at Beacon’s 2025 annual meeting of stockholders.

You have rejected this offer and said that entering an NDA is unnecessary. We have considered your stated views. However, as a public company, we continue to believe that it is entirely appropriate that any discussions we may have, including around your offer price, should be had under an NDA. Moreover, we continue to believe the information you would receive via an NDA would enhance your assessment of Beacon and its valuation.

Accordingly, our offer to enter into an NDA with a limited standstill remains open. We continue to believe that this proposed process would allow the parties ample time to determine whether a deal may be reached on terms that are in the best interests of our stockholders.

Sincerely,

Julian Francis

President and Chief Executive Officer

cc: Brad Jacobs, QXO, Inc., Chair and CEO

The Schedule 14D-9 filing and other materials related to QXO’s unsolicited offer — including full copies of Beacon’s correspondence with QXO — have been filed with the SEC and are available at www.BeaconBuildsValue.com.

J.P. Morgan is serving as financial advisor to the Company and its Board, and Lazard is serving as financial advisor to the Board. Sidley Austin LLP and Simpson Thacher & Bartlett LLP are serving as legal advisors to Beacon.

About Beacon

Founded in 1928, Beacon is a publicly-traded Fortune 500 company that distributes specialty building products, including roofing materials and complementary products, such as siding and waterproofing. The company operates over 580 branches throughout all 50 states in the U.S. and 7 provinces in Canada. Beacon serves an extensive base of nearly 100,000 customers, utilizing its vast branch network and service capabilities to provide high-quality products and support throughout the entire project lifecycle. Beacon offers its own private label brand, TRI-BUILT ®, and has a proprietary digital account management suite, Beacon PRO+ ®, which allows customers to manage their businesses online. Beacon’s stock is traded on the Nasdaq Global Select Market under the ticker symbol BECN. To learn more about Beacon, please visit www.becn.com.

Forward-Looking Statements

This communication contains statements that may constitute forward-looking statements. These statements include, but are not limited to: statements related to the Company’s views and expectations regarding the Offer; any statements relating to the plans, strategies and objectives of management or the Company’s Board for future operations and activities; any statements concerning the expected development, performance, market share or competitive performance relating to products or services; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on the Company and its financial performance; and any statements of assumptions underlying any of the foregoing. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and often use words such as “anticipate,” “estimate,” “expect,” “believe,” “will likely result,” “outlook,” “project” and other words and expressions of similar meaning. Investors are cautioned not to place undue reliance on forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended December 31, 2023 and subsequent filings with the U.S. Securities and Exchange Commission (the “SEC”). In addition, actual results may differ materially from those indicated in any forward-looking statements as the result of: factors relating to the Offer, including actions taken by QXO in connection with the Offer, actions taken by the Company or its stockholders in respect of the Offer, and the effects of the Offer, or the completion or failure to complete the Offer, on the Company’s businesses, or other developments involving QXO; product shortages; changes in supplier pricing and rebates; inability to identify acquisition targets or close acquisitions; difficulty integrating acquired businesses; inability to identify new markets or successfully open new locations; catastrophic safety incidents; cyclicality and seasonality; IT failures or interruptions, including as a result of cybersecurity incidents; goodwill or intangible asset impairments; disruptions in the capital and credit markets; debt leverage; loss of key talent; labor disputes; and regulatory risks. The Company may not succeed in addressing these and other risks. Consequently, all forward-looking statements in this communication are qualified by the factors, risks and uncertainties referenced above and readers are cautioned not to place undue reliance on forward-looking statements. In addition, the forward-looking statements included in this communication represent the Company’s views as of the date of this communication and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this communication.

Important Information for Investors and Stockholders

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC. Any solicitation/recommendation statement filed by the Company that is required to be mailed to stockholders will be mailed to stockholders. THE COMPANY’S INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the solicitation/recommendation statement on Schedule 14D-9, any amendments or supplements thereto and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials & Presentations” section of the Company’s website, https://ir.beaconroofingsupply.com/, or by contacting Binit.Sanghvi@becn.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Important Additional Information

The Company intends to file a proxy statement on Schedule 14A, an accompanying BLUE proxy card, and other relevant documents with the SEC in connection with such solicitation of proxies from the Company’s stockholders for the Company’s 2025 Annual Meeting of Stockholders. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING BLUE PROXY CARD, AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the definitive proxy statement, an accompanying BLUE proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials & Presentations” section of the Company’s website, https://ir.beaconroofingsupply.com/.

Participants in the Solicitation

The Company, each of its independent directors (Stuart A. Randle, Barbara G. Fast, Alan Gershenhorn, Melanie M. Hart, Racquel H. Mason, Robert M. McLaughlin, Earl Newsome, Jr., Neil S. Novich, and Douglas L. Young) and certain of its executive officers (Julian Francis, President & Chief Executive Officer and Prithvi Gandhi, Executive Vice President & Chief Financial Officer) are deemed to be “participants” (as defined in Schedule 14A under the Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s stockholders in connection with matters to be considered at the Company’s 2025 Annual Meeting of Stockholders. Information about the names of the Company’s directors and officers, their respective interests in the Company by security holdings or otherwise, and their respective compensation is set forth in the sections entitled “Information About our Nominees,” “Compensation of Directors,” “Information on Executive Compensation” and “Stock Ownership” of the Company’s Proxy Statement on Schedule 14A in connection with the 2024 Annual Meeting of Stockholders, filed with the SEC on April 3, 2024 (available here), the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2024 (available here) and the Company’s Current Report on Form 8-K filed with the SEC on April 23, 2024 (available here). Supplemental information regarding the participants’ holdings of the Company’s securities can be found in SEC filings on Statements of Change in Ownership on Form 4 filed with the SEC on May 28, 2024 and May 17, 2024 for Mr. Randle (available here and here); May 17, 2024 for Ms. Fast (available here); May 17, 2024 for Mr. Gershenhorn (available here); May 17, 2024 for Ms. Hart (available here); May 17, 2024 for Ms. Mason (available here); May 17, 2024 for Mr. McLaughlin (available here); May 17, 2024 for Mr. Newsome (available here); May 17, 2024 for Mr. Novich (available here); May 17, 2024 for Mr. Young (available here); May 22, 2024 for Mr. Francis (available here); and August 8, 2024 and May 21, 2024 for Mr. Gandhi (available here and here). Such filings are also available on the Company’s website at https://ir.beaconroofingsupply.com/financials-and-presentations/sec-filings.

Beacon Contacts:

Media

Jennifer Lewis

VP, Communications and Corporate Social Responsibility

Jennifer.Lewis@becn.com

571-752-1048

Ed Trissel/Andrea Rose

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Investors

Binit Sanghvi

VP, Capital Markets and Treasurer

Binit.Sanghvi@becn.com

972-369-8005

Bruce Goldfarb/Pat McHugh

Okapi Partners LLC

888-785-6673

212-297-0720

info@okapipartners.com